Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2020 Financial Results

HERCULES, Calif.–February 11, 2021–Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the fourth quarter ended December 31, 2020.

Fourth-quarter 2020 net sales were $789.8 million, an increase of 26.5 percent compared to $624.4 million reported for the fourth quarter of 2019. On a currency-neutral basis, quarterly sales increased 24.4 percent compared to the same period in 2019. Fourth-quarter gross margin was 58.3 percent compared to 52.9 percent during the fourth quarter in 2019. Fourth quarter sales included a $32.0 million damages award related to intellectual property litigation, covering the period between 2015-2018.

Life Science segment net sales for the fourth quarter were $428.5 million, an increase of 77.1 percent compared to the same period in 2019. On a currency-neutral basis, Life Science segment sales increased by 73.9 percent compared to the same quarter in 2019. Currency-neutral sales growth was primarily attributed to sales of our PCR product lines that experienced significant demand resulting from the COVID-19 pandemic as well as strong performance in the biopharma segment. The fourth-quarter revenue also included a $32.0 million damages award related to intellectual property litigation. On a geographic view, all regions experienced currency-neutral sales growth compared to the same quarter last year.

Today, Bio-Rad was granted Emergency Use Authorization (EUA) approval from the U.S. Food and Drug Administration (FDA) for a COVID, influenza A, and influenza B RT-PCR syndromic multiplex test. The test, which allows discrimination between each of the three different viruses, runs on Bio-Rad’s CFX qPCR platforms as well as on qPCR systems from other providers. In addition, last month, the FDA granted an EUA for our COVID RT-PCR assay kit that also runs on Bio-Rad's existing CFX qPCR platforms as well as qPCR systems from other providers. Both of these assay kits have been designed to ensure greater sensitivity and tolerance to potential mutations.

Clinical Diagnostics segment net sales for the fourth quarter were $359.6 million, a decrease of 5.1 percent compared to the same period in 2019. On a currency-neutral basis, net sales were down 6.6 percent versus the same quarter last year. The currency-neutral sales decrease was primarily driven by lower demand resulting from the COVID-19 pandemic and was across most product lines and across all regions.

Income from operations during the fourth quarter of 2020 was $175.2 million versus $59.2 million during the same quarter last year.

Net income for the fourth quarter of 2020 was $839.1 million, or $27.81 per share, on a diluted basis, versus $553.5 million, or $18.31 per share, on a diluted basis, during the same period in 2019. Net income for the fourth quarter of 2020 and 2019 was impacted by the recognition of changes in the fair market value of equity securities, primarily related to the holdings of our investment in Sartorius AG. The effective tax rate for the fourth quarter of 2020 was 22.2 percent, compared to 20.9 percent for the same period in 2019. The tax rates for the fourth quarter of 2020 and 2019 were affected by the large unrealized gain in equity securities. In addition, the 2019 tax rate included a tax benefit related to U.S. Tax Reform regulatory guidance issued in the quarter.

“While many of our markets are still operating at less than 100 percent, our COVID-19 related products surpassed expectations in the fourth quarter, and we experienced a larger than normal end-of-year budget release,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “All of this combined to produce a strong finish for the year.”

GAAP Results
	Q4 2020	Q4 2019
Revenue (millions)	$789.8	$624.4
Gross margin	58.3%	52.9%
Operating margin	22.2%	9.5%
Net income (millions)	$839.1	$553.5
Income per diluted share	$27.81	$18.31

Non-GAAP Results
	Q4 2020	Q4 2019
Revenue (millions)	$757.9	$624.4
Gross margin	58.2%	54.1%
Operating margin	21.4%	14.3%
Net income (millions)	$121.0	$70.0
Income per diluted share	$4.01	$2.32

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity-owned securities; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the fourth quarter of 2020 was $121.0 million, or $4.01 per share, on a diluted basis, compared to $70.0 million, or $2.32 per share, on a diluted basis, during the same period in 2019.

The non-GAAP effective tax rate for the fourth quarter of 2020 was 24.3 percent, compared to 17.7 percent for the same period in 2019. The lower rate in 2019 was driven by favorable regulatory guidance relating to U.S. Tax reform issued in the fourth quarter of 2019.

The following table represents a reconciliation of Bio-Rad’s reported net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the three months and full year ended December 31, 2020 and 2019:

	Three Months Ended		Year Ended
(in thousands, except per share data)	December 31,		December 31,
	2020	2019	2020	2019
GAAP net income	$839,102	$553,486	$3,806,267	$1,758,675
Amortization of purchased intangibles	7,032	6,663	27,289	23,153
Legal matters	(19,984)	2,248	(9,589)	6,841
Acquisition related benefits	(3,323)	(2,849)	(4,160)	(10,611)
Restructuring (benefits) costs	(94)	23,720	(921)	29,469
Valuation gain on equity-owned securities	(904,316)	(645,988)	(4,495,825)	(2,030,987)
Loss on equity-method investments	2,072	1,845	4,706	2,543
Other non-recurring items	—	—	(11,680)	(759)
Income tax effect on non-GAAP adjustments	200,524	130,871	1,001,155	434,761
Non-GAAP net income	$121,013	$69,996	$317,242	$213,085

GAAP diluted income per share	$27.81	$18.31	$126.20	$58.27
Non-GAAP diluted income per share	$4.01	$2.32	$10.52	$7.06

Full Year 2020 Results

On a reported basis, net sales for the full year 2020 increased 10.1 percent to $2,545.6 million compared to $2,311.7 million for the same period in 2019. On a currency-neutral basis, net sales grew 10.3 percent. Full-year reported net sales for the Life Science segment were $1,231.8 million, an increase of 39.0 percent compared to 2019. On a currency-neutral basis, sales increased 38.6 percent versus 2019. Full-year reported net sales for the Clinical Diagnostics segment were $1,305.2 million, compared to 2019, or a decrease of 7.1 percent on a currency-neutral basis. Full-year gross margin was 56.5 percent, compared to 54.4 percent during the same period in 2019.

Net income for 2020 was $3,806.3 million, or $126.20 per share, on a fully diluted basis, compared to $1,758.7 million, or $58.27 per share, during the same period in 2019. As mentioned earlier, the COVID-19 pandemic impacted overall results for the year. On a non-GAAP basis, net income for 2020 was $317.2 million, or $10.52 per share, compared to $213.1 million, or $7.06 per share, during the same period in 2019.

The effective tax rate in 2020 was 22.4 percent compared to 22.2 percent in 2019. The tax rate in 2020 and 2019 was affected by the large unrealized gain in equity securities.

"Despite a challenging and unprecedented year, we are pleased with our overall performance in 2020,” Mr. Schwartz said. “We efficiently responded to the needs of our customers and our tight cost controls resulted in a robust operating profit improvement over 2019. We would like to recognize employees across our organization who have gone above and beyond to serve customers during this time. Our underlying progress in 2020 is a good base from which to grow as we head into the new year.”

2020 Full-Year Highlights

•Full-year sales were $2,545.6 million compared to $2,311.7 million for the full year of 2019. After normalizing for the impact of currency, full-year sales increased 10.3 percent.
•Year-to-date net income for 2020 was $3,806.3 million, or $126.20 per share, on a fully diluted basis, compared to $1,758.7 million, or $58.27 per share, during the same period in 2019.
•In February, Bio-Rad introduced the QX ONE Droplet Digital PCR System that automates the company’s Droplet Digital PCR (ddPCR) technology into a single integrated instrument, delivering unrivaled precision and absolute quantification of target DNA or RNA molecules.
•During the first quarter Bio-Rad also introduced a SARS CoV-2 Standard to support laboratory assay validation of COVID-19 testing.

•In April, Bio-Rad introduced its SARS-COV-2 (COVID-19) Total Ab test, a blood-based immunoassay kit to help determine if an individual has developed antibodies to SARS-CoV-2.
•Also, in April, Bio-Rad acquired Celsee, Inc., a single-cell analysis solutions provider offering instruments and consumables for the isolation, detection, and analysis of single cells.
•In May, Bio-Rad was granted Emergency Use Authorization (EUA) by the U.S. Food and Drug Administration (FDA) for the company’s SARS-CoV-2 Droplet Digital PCR test kit that runs on Bio-Rad’s QX200 and QXDx ddPCR systems.
•Also in May, Bio-Rad introduced the GelDoc Go Imaging System, the latest imaging system from the company’s GelDoc product line that offers sensitivity, performance, and reliability in a compact system.
•During the third quarter, Bio-Rad launched in vitro diagnostics VIROTROL SARS-CoV-2 and VIROCLEAR SARS-CoV-2 positive and negative quality controls for use in antibody testing of SARS-CoV-2.
•In October, Bio-Rad launched the CFX Opus 96 and CFX Opus 384 Real-Time PCR Systems that represent the next generation of the company’s CFX Real-Time PCR Systems, used in research and genomic testing as well as in pathogen detection and infectious disease testing.
•In December we communicated our long-range plan, projecting non-GAAP revenues to grow to an overall range of $2.75 to $2.85 billion by the end of 2023 and an adjusted EBITDA margin between 23 and 24 percent.
•In December, we repaid the $425.0 million principal amount of Senior Notes outstanding.

2021 Financial Outlook

For the full year 2021, the company anticipates non-GAAP currency-neutral revenue growth of approximately 4.5 to 5.0 percent and an estimated non-GAAP operating margin of approximately 16.0 to 16.5 percent. Management will discuss this outlook in greater detail on the fourth-quarter and full-year 2020 financial results conference call.

“Looking ahead to 2021, we anticipate another year of progress, building on the operating efficiencies we achieved this year,” Mr. Schwartz said. “We expect the pandemic to continue well into 2021 with a gradual recovery in our end markets as the year progresses.”

Use of Non-GAAP Reporting and Currency-Neutral

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity-owned securities, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges and valuation changes in equity-owned securities and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from valuation changes in equity-owned securities and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast
Management will discuss fourth-quarter and full-year ended December 31, 2020 results in a conference call at 3 PM Pacific Time (6 PM Eastern Time) February 11, 2021. To listen, call 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 8269933. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at bio-rad.com. The webcast will be available for up to a year.

BIO-RAD and DROPLET DIGITAL PCR are trademarks of Bio-Rad Laboratories, Inc.
in certain jurisdictions.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology and pharmaceutical companies, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 7,800 employees worldwide. Bio-Rad had revenues exceeding $2.5 billion in 2020. For more information, please visit bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; that our underlying progress in 2020 is a good base from which to grow as we head into the new year; for the full year 2021 anticipating non-GAAP currency-neutral revenue growth of approximately 4.5 to 5.0 percent and an estimated non-GAAP operating margin of approximately 16.0 to 16.5 percent; anticipating another year of progress in 2021 and building on the operating efficiencies we achieved this year; and expecting the pandemic to continue well into 2021 with a gradual recovery in our end markets as the year progresses. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "expect," "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the duration, severity and impact of the COVID-19 pandemic, global economic conditions, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, reductions in government funding or capital spending of our customers, international legal and regulatory risks, supply chain issues, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended

December 31, 2019, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Ilan Daskal, Executive Vice President
& Chief Financial Officer
510-724-7000
investor_relations@bio-rad.com

Press Contact:
Tina Cuccia, Manager, Corporate Communications
510-724-7000
tina_cuccia@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales	$789,839	$624,428	$2,545,626	$2,311,659
Cost of goods sold	329,684	293,989	1,107,804	1,054,663
Gross profit	460,155	330,439	1,437,822	1,256,996
Selling, general and administrative expense	219,148	214,165	800,267	824,625
Research and development expense	65,765	57,069	226,598	202,710
Income from operations	175,242	59,205	410,957	229,661
Interest expense	4,703	6,064	21,861	23,416
Foreign currency exchange (gains) losses, net	(707)	(1,166)	1,771	2,245
Change in fair market value of equity securities	(904,316)	(645,988)	(4,495,825)	(2,030,987)
Other (income) expense, net	(2,971)	865	(24,488)	(26,094)
Income before income taxes	1,078,533	699,430	4,907,638	2,261,081
Provision for income taxes	(239,431)	(145,944)	(1,101,371)	(502,406)
Net income	$839,102	$553,486	$3,806,267	$1,758,675

Basic earnings per share:
Net income per basic share	$28.13	$18.50	$127.86	$58.93
Weighted average common shares - basic	29,833	29,924	29,768	29,843

Diluted earnings per share:
Net income per diluted share	$27.81	$18.31	$126.20	$58.27
Weighted average common shares - diluted	30,170	30,221	30,160	30,184

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2020	December 31, 2019
	(Unaudited)
Current assets:
Cash and cash equivalents	$662,205	$660,672
Short-term investments	334,473	459,533
Accounts receivable, net	419,424	392,672
Inventories, net	622,253	554,007
Other current assets	101,480	113,271
Total current assets	2,139,835	2,180,155

Property, plant and equipment, net	491,371	499,339
Operating lease right-of-use assets	202,136	201,868
Goodwill, net	291,916	264,131
Purchased intangibles, net	199,497	145,525
Other investments	9,561,140	4,638,205
Other assets	86,723	79,636
Total assets	$12,972,618	$8,008,859

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$362,326	$287,098
Current maturities of long-term debt	1,798	426,172
Income and other taxes payable	57,335	36,285
Other current liabilities	210,077	155,940
Total current liabilities	631,536	905,495

Long-term debt, net of current maturities	12,258	13,579
Other long-term liabilities	2,448,884	1,334,728
Total liabilities	3,092,678	2,253,802

Total stockholders’ equity	9,879,940	5,755,057
Total liabilities and stockholders’ equity	$12,972,618	$8,008,859

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Cash received from customers	$2,531,135	$2,311,925
Cash paid to suppliers and employees	(1,886,988)	(1,818,575)
Interest paid, net	(21,639)	(22,330)
Income tax payments, net	(65,244)	(45,081)
Other operating activities	18,064	31,958
Net cash provided by operating activities	575,328	457,897
Cash flows from investing activities:
Payments for acquisitions	(96,655)	(79,386)
Other investing activities	36,405	(129,503)
Net cash used in investing activities	(60,250)	(208,889)
Cash flows from financing activities:
Payments on long-term borrowings	(426,938)	(643)
Other financing activities	(96,103)	(22,115)
Net cash used in financing activities	(523,041)	(22,758)
Effect of foreign exchange rate changes on cash	12,427	2,237
Net increase in cash, cash equivalents, and restricted cash	4,464	228,487
Cash, cash equivalents, and restricted cash at beginning of year	662,651	434,164
Cash, cash equivalents, and restricted cash at end of year	$667,115	$662,651

Reconciliation of net income to net cash provided by operating activities:
Net income	$3,806,267	$1,758,675
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138,127	134,238
Reduction in the carrying amount of right-of-use assets	37,071	40,339
Changes in working capital	51,678	55,392
Other	(3,457,815)	(1,530,747)
Net cash provided by operating activities	$575,328	$457,897

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity-owned securities; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2020	% of revenue	December 31, 2019	% of revenue	December 31, 2020	% of revenue	December 31, 2019	% of revenue

GAAP net sales	$789,839		$624,428		$2,545,626		$2,311,659
Legal matters	(31,972)		—		(31,972)		—
Non-GAAP net sales	$757,867		$624,428		$2,513,654		$2,311,659

GAAP cost of goods sold	$329,684	$293,989	$1,107,804	$1,054,663
Amortization of purchased intangibles	(4,622)	(4,532)	(18,322)	(15,898)
Legal matters	(8,700)	—	(8,700)	—
Acquisition related benefits (costs) (1)	—	1,508	—	8,911
Restructuring benefits (costs)	198	(4,397)	1,903	(7,448)
Non-GAAP cost of goods sold	$316,560	$286,568	$1,082,685	$1,040,228

GAAP gross profit	$460,155	58.3%	$330,439	52.9%	$1,437,822	56.5%	$1,256,996	54.4%
Amortization of purchased intangibles	4,622		4,532		18,322		15,898
Legal matters	(23,272)		—		(23,272)		—
Acquisition related (benefits) costs (1)	—		(1,508)		—		(8,911)
Restructuring (benefits) costs	(198)		4,397		(1,903)		7,448
Non-GAAP gross profit	$441,307	58.2%	$337,860	54.1%	$1,430,969	56.9%	$1,271,431	55.0%

GAAP selling, general and administrative expense	$219,148	$214,165	$800,267	$824,625
Amortization of purchased intangibles	(2,410)	(2,131)	(8,967)	(7,255)
Legal matters	(6,313)	(2,248)	(16,708)	(6,841)
Acquisition related benefits (costs) (1)	3,323	1,341	4,160	1,700
Restructuring benefits (costs)	(243)	(13,200)	(2,235)	(16,002)
Non-GAAP selling, general and administrative expense	$213,505	$197,927	$776,517	$796,227

GAAP research and development expense	$65,765	$57,069	$226,598	$202,710
Restructuring benefits (costs)	139	(6,123)	1,253	(6,019)
Non-GAAP research and development expense	$65,904	$50,946	$227,851	$196,691

GAAP income from operations	$175,242	22.2%	$59,205	9.5%	$410,957	16.1%	$229,661	9.9%
Amortization of purchased intangibles	7,032		6,663		27,289		23,153
Legal matters	(16,959)		2,248		(6,564)		6,841
Acquisition related (benefits) costs (1)	(3,323)		(2,849)		(4,160)		(10,611)
Restructuring (benefits) costs	(94)		23,720		(921)		29,469
Non-GAAP income from operations	$161,898	21.4%	$88,987	14.3%	$426,601	17.0%	$278,513	12.0%

GAAP change in fair market value of equity securities	$(904,316)	$(645,988)	$(4,495,825)	$(2,030,987)
Valuation (loss) gain on equity-owned securities	904,316	645,988	4,495,825	2,030,987
Non-GAAP change in fair market value of equity securities	$—	$—	$—	$—

GAAP other (income) expense, net	$(2,971)	$865	$(24,488)	$(26,094)
(Loss) gain on equity-method investments	(2,072)	(1,845)	(4,706)	(2,543)
Legal matters	3,025	—	3,025	—
Other non-recurring items (2)	—	—	11,680	759
Non-GAAP other (income) expense, net	$(2,018)	$(980)	$(14,489)	$(27,878)

GAAP income before income taxes	$1,078,533	$699,430	$4,907,638	$2,261,081
Amortization of purchased intangibles	7,032	6,663	27,289	23,153
Legal matters	(19,984)	2,248	(9,589)	6,841
Acquisition related (benefits) costs (1)	(3,323)	(2,849)	(4,160)	(10,611)
Restructuring (benefits) costs	(94)	23,720	(921)	29,469
Valuation loss (gain) on equity-owned securities	(904,316)	(645,988)	(4,495,825)	(2,030,987)
Loss (gain) on equity-method investments	2,072	1,845	4,706	2,543
Other non-recurring items (2)	—	—	(11,680)	(759)
Non-GAAP income before income taxes	$159,920	$85,069	$417,458	$280,730

GAAP provision for income taxes	$(239,431)	$(145,944)	$(1,101,371)	$(502,406)
Income tax effect of non-GAAP adjustments (3)	200,524	130,871	1,001,155	434,761
Non-GAAP provision for income taxes	$(38,907)	$(15,073)	$(100,216)	$(67,645)

GAAP net income	$839,102	106.2%	$553,486	88.6%	$3,806,267	149.5%	$1,758,675	76.1%
Amortization of purchased intangibles	7,032		6,663		27,289		23,153
Legal matters	(19,984)		2,248		(9,589)		6,841
Acquisition related (benefits) costs (1)	(3,323)		(2,849)		(4,160)		(10,611)
Restructuring (benefits) costs	(94)		23,720		(921)		29,469
Valuation loss (gain) on equity-owned securities	(904,316)		(645,988)		(4,495,825)		(2,030,987)
Loss (gain) on equity-method investments	2,072		1,845		4,706		2,543
Other non-recurring items (2)	—		—		(11,680)		(759)
Income tax effect of non-GAAP adjustments (3)	200,524		130,871		1,001,155		434,761
Non-GAAP net income	$121,013	16.0%	$69,996	11.2%	$317,242	12.6%	$213,085	9.2%

GAAP diluted income per share	$27.81	$18.31	$126.20	$58.27
Amortization of purchased intangibles	0.23	0.22	0.90	0.77
Legal matters	(0.66)	0.07	(0.32)	0.23
Acquisition related (benefits) costs (1)	(0.11)	(0.09)	(0.14)	(0.35)
Restructuring (benefits) costs	—	0.78	(0.03)	0.98
Valuation loss (gain) on equity-owned securities	(29.97)	(21.38)	(149.07)	(67.29)
Loss (gain) on equity-method investments	0.07	0.06	0.16	0.08
Other non-recurring items (2)	—	—	(0.39)	(0.03)
Income tax effect of non-GAAP adjustments (3)	6.64	4.35	33.21	14.40
Non-GAAP diluted income per share	$4.01	$2.32	$10.52	$7.06

GAAP diluted weighted average shares used in per share calculation	30,170	30,221	30,160	30,184
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,170	30,221	30,160	30,184

(1) Release of contingent consideration and other acquisition-related (benefits) expenses.
(2) Gain on the sale of a division (2020) and gain on the sale of a product line (2019).
(3) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

2021 Financial Outlook

Forecasted non-GAAP operating margin excludes 105 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.